Exhibit (d)(4)

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated as of January 9, 2011, by and among Icon Acquisition Holdings, L.P., a Delaware limited partnership (“Purchaser”), The HMH Playboy Stock Trust (the “PS Trust”), and The Hugh M. Hefner 1991 Trust, dated May 21, 1991, as amended (the “1991 Trust,” and collectively with the PS Trust, the “Investors”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, soon after the execution of this Agreement, Purchaser shall cause Icon Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Sub”), to commence (within the meaning of Rule 14d-2 of the Securities Exchange Act, as amended) a tender offer to acquire all of the Common Stock of the Company at an offer price of $6.15 per share, net to the seller in cash (the “Offer Price”), pursuant to the terms and conditions set forth in an Offer to Purchase under cover of the Schedule TO and in a related Letter of Transmittal to be filed with the Securities and Exchange Commission (which, together with any amendments or supplements thereto, collectively constitute the “Offer”);

WHEREAS, the Offer is being made in connection with a proposed merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger to be entered into by and among Purchaser, Sub and the Company (the “Merger Agreement”), which contemplates that upon the completion of the Offer and upon the terms and subject to the conditions in the Merger Agreement, Sub will merge with and into the Company, with the Company remaining as the surviving corporation;

WHEREAS, prior to and without giving effect to the Contemplated Transactions, the PS Trust owns 3,381,836 shares of Class A Common Stock and the 1991 Trust owns 7,935,596 shares of Class B Common Stock;

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser, GTD Acquisitions LLC, a Delaware limited liability company controlled by the Principal and RT-ICON Holdings LLC, a Delaware limited liability company (“RT-ICON”) are entering into that certain limited partnership agreement of Purchaser (the “LP Agreement”); and

WHEREAS, in connection with the consummation of the Contemplated Transactions, the Investors each hereby commit to contribute all Common Stock owned, beneficially and of record, by such Investor (the “Excluded Shares”) in exchange for the issuance of certain limited partnership units of Purchaser (the “Purchaser Interests”) as determined in accordance with this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, RT-ICON is entering into that certain Equity Commitment Letter with the Company, which contemplates the contribution by RT-ICON of $120,000,000 to Purchaser in exchange for Purchaser Interests; and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the contributions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of Excluded Shares.

(a) Prior to the Contribution Closing, the PS Trust intends to transfer all of its Shares to the 1991 Trust. Should this occur, then without further agreement by the 1991 Trust or any other party hereto, the 1991 Trust will succeed to all rights, interests and obligations under this Agreement of the PS Trust.

(b) Upon the terms and subject to the conditions of this Agreement, each of the Investors hereby agrees to transfer, contribute and deliver to Purchaser as of the Contribution Closing (as defined below) the Excluded Shares. In consideration for the Excluded Shares and the performance by the Investors of the obligations under Section 1.2 below, Purchaser hereby agrees to issue to the Investors, as of the Contribution Closing, the number of units of Purchaser Interests equal to the Excluded Shares Value divided by the value of one limited partnership unit, which the parties hereby agree shall be ten dollars ($10.00) per unit. For purposes of this section the “Excluded Shares Value” shall equal the Offer Price multiplied by the number of Excluded Shares. The Purchaser Interests shall have the rights, preferences, allocations, privileges and restrictions set forth in the LP Agreement.

Section 1.2 Delivery of Contribution and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit hereof) of the conditions set forth in Section 1.3 below, the closing of the transactions contemplated by this Agreement (the “Contribution Closing”) shall be deemed to have occurred (a) immediately prior to the Acceptance Time, if all of the Tender Offer Conditions (including the Threshold Condition, giving effect to the exercise of the Top-Up Option, if applicable) have been satisfied or waived, or (b) immediately prior to the Closing Date, if in the event the Merger is to occur pursuant to Section 6.7 of the Merger Agreement. At the Contribution Closing, Purchaser will issue to the Investors the Purchaser Interests, against the transfer and contribution to Purchaser of the Excluded Shares (including the delivery of certificates evidencing the applicable number of shares of Common Stock owned, beneficially and of record, by such Investor, duly endorsed to Purchaser), free and clear of any Liens. Immediately after receipt by Purchaser of the Excluded Shares and prior to the Effective Time, Purchaser shall contribute such Excluded Shares to Sub, and the Excluded Shares shall be cancelled pursuant to Section 3.1(c) of the Merger Agreement.

Section 1.3 Closing Condition; Failure of the Merger to Occur. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser, Sub and/or the Company, as applicable, of all of the conditions to the consummation of the Offer and the Merger, as applicable and as set forth in the Merger Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Purchaser shall return to Investors the Excluded Shares as set forth in the LP Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Investors as follows:

(a) Purchaser is a limited partnership, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery thereof by the Investors, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law or Order applicable to Purchaser or its properties or assets, (ii) require the authorization, approval, consent or other action by any Person under, result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, or (iii) violate the provisions of the governing documents of Purchaser.

Section 2.2 Representations and Warranties of the Investors. Each Investor represents and warrants to Purchaser that:

(a) This Agreement and its execution, delivery and performance by the Investor has been duly authorized by all requisite action on behalf of the Investor and its trustees. This Agreement has been duly executed and delivered by the Investor, and assuming the due execution and delivery thereof by Purchaser, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law or Order applicable to the Investor, (ii) violate the trust agreement of the Investor, (iii) require authorization, approval, consent or other action by any Person (other than authorizations, approvals and consents that have already been obtained and actions already taken) under, result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Investor is entitled under any provision of any agreement or other instrument to which the Investor is a party or by which the Investor is bound, or (iv) result in the imposition of any Lien on any of the Excluded Shares.

(c) As of the date hereof, the Investor is the beneficial owner of its Excluded Shares, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Excluded Shares) other than those created by this Agreement. The Investor and its trustees together will have, and at all times during the term of this Agreement will have, with respect to its Excluded Shares, the sole power, directly or indirectly, to vote such Excluded Shares.

ARTICLE III

COVENANTS

Section 3.1 No Proxies for or Encumbrances on Excluded Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, none of the Investors will, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Excluded Shares, (b) tender any of the Excluded Shares pursuant to the Offer, (c) otherwise sell, assign, transfer, encumber or dispose of any Excluded Shares during the term of this Agreement, or (d) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of the Excluded Shares unless such action is effective upon a Change in Recommendation resulting from a Superior Proposal in compliance with Section 6.3(f) of the Merger Agreement.

Section 3.2 Voting Agreement. If Section 6.7 of the Merger Agreement becomes applicable, the Investors hereby agree to execute the Written Consent and deliver it to the Company as promptly as practicable after the Expiration Date but in no event later than two (2) Business Days after the Expiration Date, subject to and in accordance with the terms of such Section 6.7.

Section 3.3 Further Assurances. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

Section 3.4 Tax Matters. The parties intend that any contribution of Excluded Shares to Purchaser pursuant to this Agreement be treated as a contribution to which Section 721(a) of the Code shall apply. The parties shall report such contribution consistent with such tax treatment and no party shall take a contrary position in any tax filing or in any dispute with a taxing authority without the approval of the Investors, except as otherwise required pursuant to any final determination (as defined in Section 1313(a) of the Code or comparable provisions of foreign, state or local Laws).

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered or sent by facsimile (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested, addressed as follows:

(a)	if to Purchaser to:

Icon Acquisition Holdings LLC, General Partner

c/o Rizvi Traverse Management, LLC

1999 Avenue of The Stars, Suite 3030

Los Angeles, CA 90067

Attention:        Ben Kohn

with copies (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street Forty-Third Floor

Los Angeles, CA 90071

Attention:        David H. Sands, Esq.

                          John D. Tishler, Esq.

(b)	if to Investors to:

Hefner Stock Trust and/or Hefner 1991 Trust

10236 Charing Cross Road

Los Angeles, CA 90024

with copies (which shall not constitute notice) to:

Munger Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071

Attention:        Robert B. Knauss, Esq.

                          Brett J. Rodda, Esq.

Section 4.2 Termination. This Agreement shall automatically terminate if, at any time prior to the Contribution Closing, the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 4.2, this Agreement shall immediately become void and there shall be no liability or obligations on the part of Purchaser or the Investors under this Agreement.

Section 4.3 Successors and Assigns. Except as set forth in Section 1.1(a), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that notwithstanding the foregoing, after consummation of the transactions contemplated as of the Contribution Closing, Purchaser may assign all but not less than all of its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 4.4 Counterparts. This Agreement may be executed in two or more counterparts, by different parties on separate counterparts or by confirmation by electronic mail from a party, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.5 Interpretation. In this Agreement, the Investors of any Excluded Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Purchaser, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 4.6 Survival. The representations, warranties, and other agreements contained herein will survive the Contribution Closing.

Section 4.7 Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Purchaser and the Investors. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.

Section 4.8 Integration/No Third Party Beneficiaries. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Agreement.

Section 4.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

Section 4.10 Specific Performance. The parties hereto agree that irreparable harm would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 4.11 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Excluded Shares shall remain vested in and belong to the Investors, and Purchaser shall have no authority to exercise any power or authority to direct any Investor, except as specifically provided herein and subject to all of the conditions precedent herein, (a) in the voting or disposition of any of the Excluded Shares or (b) in the performance of such Investor’s duties or responsibilities as a stockholder of the Company.

Section 4.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made in, and to be performed within, said state, without regard to conflicts of laws principles that would require the application of any other jurisdiction’s laws. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Delaware for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

Section 4.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ICON ACQUISITION HOLDINGS, L.P.

By:	Icon Acquisition Holdings LLC, its General Partner

By:	/s/ Bernhard L. Kohn III
Name:	Bernhard L. Kohn III
Title:	Vice President and CFO

[Signature Page to Contribution Agreement - Hefner]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR:

/s/ Hugh M. Hefner
Hugh M. Hefner, as trustee of The Hugh M. Hefner 1991 Trust, dated May 21, 1991, as amended

[Signature Page to Contribution Agreement - Hefner]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR:

/s/ Hugh M. Hefner
Hugh M. Hefner, as co-trustee of The HMH Playboy Stock Trust

/s/ Mary E. O’Connor
Mary O’Connor, as co-trustee of The HMH Playboy Stock Trust

/s/ Richard Rosenzweig
Richard Rosenzweig, as co-trustee of The HMH Playboy Stock Trust

/s/ Anthony Glassman
Anthony Glassman, as co-trustee of The HMH Playboy Stock Trust

/s/ Gary Iskowitz
Gary Iskowitz, as co-trustee of The HMH Playboy Stock Trust

/s/ Michael R. Whalen
Michael Whalen, as co-trustee of The HMH Playboy Stock Trust

[Signature Page to Contribution Agreement - Hefner]